EXHIBIT 10.1

JOHNSON CONTROLS, INC.
OPTION OR STOCK APPRECIATION RIGHT AWARD

Name: Employee Name	Number of Options: ## Number of SARs:##

Grant Date: mm/dd/yyyy	Expiration Date: mm/dd/yyyy

Exercisable Date: mm/dd/yyyy	Exercise Price Per Share: $##

Grant — Terms for Nonqualified Stock Options and Stock Appreciation Rights

Johnson Controls, Inc. has adopted the 2007 Stock Option Plan to permit awards of stock options or stock appreciation rights to be made to certain key employees of the Company or any Affiliate. The Company desires the employee to remain in employment with the Company or an Affiliate by providing the Participant with a means to acquire or to increase his/her proprietary interest in the Company’s success.

Definitions. Capitalized terms used in this Agreement have the following meanings:

(a)	“Award” means a grant of Options and/or Stock Appreciation Rights.

(b)	“Company” means Johnson Controls, Inc., a Wisconsin corporation, or any successor thereto.

(c)	“Fair Market Value” means, per Share on a particular date, the closing sales price on such date on the New York Stock Exchange, or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale on such market.

(d)	“Grant Date” is the date the Award was made to the Participant.

(e)	“NSO” is an Award of a Nonqualified Stock Option.

(f)	“Option” means the right to purchase Shares at a stated price for a specified period of time.

(g)	“Participant” means an individual selected to receive an Award.

(h)	“Plan” means the Johnson Controls, Inc. 2007 Stock Option Plan, as may be amended from time to time.

(i)	“SAR” is an Award of Stock Appreciation Rights which will be settled in cash. The Participant will receive the economic equivalent of the value between the Exercise Price and the Fair Market Value on exercise date.

(j)	“Stock” means the Common Stock of the Company, par value of $0.04-1/16 per share.

(k)	“Tax Date” means the date income is recognized pursuant to the exercise of the Option or SAR.

Other capitalized terms used in this Agreement have the meaning given in the Plan.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein set forth, the parties hereby mutually covenant and agree as follows:

1.	Subject to the terms and conditions of the Plan, a copy of which has been made available to the Participant and made a part hereof, and this Agreement, the Company grants to the Participant an Award of Nonqualified Stock Options or an Award of Stock Appreciation Rights, as specified in the Participant Award letter delivered to the Participant by email from the Chief Executive Officer of the Company.

2.	The purchase price payable upon exercise of the NSO Options or used to determine the value of the SARs shall be the Exercise Price per share indicated in the Participant Award letter, subject to adjustment as described in the terms of the Plan.

3.	Subject to the terms and conditions of the Plan and this Agreement, the Award may be exercised by the Participant while in the employ of the Company or any Subsidiary, in whole or in part in increments of not less than 50 shares, from time to time, to the extent the Award is vested and prior to the expiration date.

The vesting schedule of the Award is as follows:

(a)	Fifty Percent (50%) of the Award shall vest on the two-year anniversary date of the Grant Date.

(b)	Fifty Percent (50%) of the Award shall vest on the three-year anniversary date of the Grant Date.

The Award shall expire ten years from the Grant Date.

4.	The Award may be exercised only by written notice, delivered, faxed or mailed to the Shareholder Services Department of the Company in Milwaukee, Wisconsin, specifying the number of Options or SARs being exercised. For an NSO, such notice shall be accompanied by payment of the entire Exercise Price of the shares of Stock being purchased: (i) in cash or its equivalent; (ii) by tendering previously acquired shares of Stock valued at their Fair Market Value at the time of exercise; or (iii) by any combination of (i) and (ii).

5.	(a) It shall be a condition of the obligation of the Company to issue or transfer shares of Stock upon exercise of the NSO, that the Participant pay to the Company upon its demand, such amount as may be requested by the Company for the purpose of satisfying its liability to withhold federal, state or local income or other taxes incurred by reason of the exercise of the NSO. If the amount requested is not paid, the Company may refuse to issue or transfer shares of Stock upon exercise of the NSO.

(b)	The Participant shall be permitted to satisfy the Company’s withholding tax requirements by electing (the “Election”) to have the Company withhold shares of Stock otherwise issuable to the Participant or to deliver to the Company shares of Stock having a Fair Market Value on the Tax Date equal to the minimum amount required to be withheld by the Participant. If the number of shares of Stock determined pursuant to the preceding sentence shall include a fractional share, the number of shares withheld or delivered shall be reduced to the next lower whole number and the Participant shall deliver to the Company cash in lieu of such fractional share, or otherwise make arrangements satisfactory to the Company for payment of such amount.

i.	The Election must be received by the Shareholder Services Department of the Company, at its principal office, prior to the Participant’s Tax Date.

ii.	The Election shall be irrevocable, and shall be subject to disapproval, in whole or in part, by the Administrator. The Election shall be made in writing and shall be made according to such rules and regulations and in such form as the Administrator shall determine.

(c)	In the case of the exercise of an SAR, written notice, as provided in paragraph 4, shall include the Participant’s local payroll contact for the purpose of processing the payment which will include satisfying the Company’s liability to withhold payroll taxes designated by local laws.

6.	(a) Termination. In the event a Participant’s employment with the Company or any of its Affiliates shall be terminated for any reason, except early or normal retirement, death or total and permanent disability or Cause, a Participant may exercise his or her Award (to the extent vested and exercisable as of the date of the Participant’s termination of employment) for a period of thirty (30) days after the date of the Participant’s termination of employment, but not later than the Award’s expiration date. Thereafter, all rights to exercise the Award shall terminate.

(b)	Termination for Retirement. If the Participant ceases to be an employee of the Company or any Affiliate by reason of early or normal retirement, the Award shall be exercisable in full without regard to any vesting requirements; provided that the Award shall be exercisable in full only if the Participant retires on or after the last day of the calendar year following the calendar year in which such Award was granted, unless the Administrator determines otherwise. In such case, the Award may be exercised by the Participant at any time within thirty-six (36) months after the date of such early or normal retirement, but not later than the Award’s expiration date, or if the Participant is an officer of the Company at the time of early or normal retirement, the Award may be exercised by the Participant at any time through the Award’s expiration date.

For purposes of this subparagraph, the Participant’s employment shall be deemed to be terminated due to early or normal retirement if the Participant is then eligible to receive immediate early or normal retirement benefits under the provisions of the Company’s or its Affiliates’ defined benefit pension plans; or, absent a defined benefit pension plan, if the Participant has worked at least ten years for the Company and its Affiliates and is at least 55 years old, or retires with five years of service and is at least 65 years old.

(c)	Termination for Total and Permanent Disability. If the Participant ceases to be an employee of the Company or any Affiliate by reason of total and permanent disability, if the Participant is permanently and totally disabled (as defined in the Plan), the Award shall be exercisable in full without regard to any vesting requirements, and may be exercised by the Participant at any time within thirty-six (36) months after the date of such termination, or if the Participant is an officer of the Company at the time of the total and permanent disability, the Award shall exercisable at any time within five (5) years after the date of such termination, but not later than the Award’s expiration date.

(d)	Death. In the event of the Participant’s death while actively employed by the Company or any Affiliate, the Award shall be exercisable immediately to the extent it would have been exercisable had the Participant remained in service in the twelve (12) months after the date of death, and may be exercised at an time until the first anniversary of the date of the Participant’s death, but not later than the Award’s expiration date. The Award may be exercised by the person to whom the Award is transferred by will or by applicable laws of the descent and distribution by giving notice, as provided in paragraph 4. In the event of the death of a retired Participant or a Participant on total and permanent disability, the Award may be exercised by the person to whom the Option is transferred, by will or by applicable laws of the descent and distribution, as if the Participant had remained living under paragraphs 6(b) or (c), as applicable.

(e)	Termination for Cause (as defined in the Plan) shall cause the cancellation and forfeiture of any Award, regardless of vesting; and any pending exercises shall be cancelled on that date.

6.	If the Administrator determines that a Participant has engaged in Inimical Conduct (as defined in the Plan) whether before or after termination of employment, the Award shall be cancelled, regardless of vesting; and any pending exercises shall be cancelled on that date.

7.	The Participant shall not be deemed for any purposes to be a stockholder of the Company with respect to any shares which may be acquired hereunder except to the extent that the Option shall have been exercised with respect thereto and shares of Johnson Controls common stock issued therefor.

8.	This Award shall not be transferable (without the Administrator’s consent) other than by will or the laws of descent and distribution or pursuant to a “Qualified Domestic Relations Order” as defined in Section 414(p) of the U.S. Internal Revenue Code.

9.	Following transfer (if applicable), the Award shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that the Award may be exercised during the life of the Participant only by the Participant or, if applicable, by the alternate payee designated under a Qualified Domestic Relations Order or the Participant’s permitted transferees.

10.	The Participant agrees for himself/herself and the Participant’s heirs, legatees, and legal representatives, with respect to all shares of Stock acquired pursuant to the terms and conditions of this Agreement (or any shares of Stock issued pursuant to a stock dividend or stock split thereon or any securities issued in lieu thereof or in substitution or exchange therefor) that the Participant and the Participant’s heirs, legatees, and legal representatives will not sell or otherwise dispose of such shares except pursuant to an effective registration statement under the Securities Act of 1933, as amended (“Act”), or except in a transaction which, in the opinion of counsel for the Company, is exempt from registration under the Act.

11.	The existence of the Award herein granted shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred, or prior preference stock ahead of or affecting the Stock or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

12.	As a condition of the granting of the Award, the Participant agrees for himself/herself and his/her legal representatives, that any dispute or disagreement which may arise under or as a result of or pursuant to this Agreement shall be governed by the internal laws of the State of Wisconsin and settled by final binding arbitration in accordance with the rules of the American Arbitration Association and the provisions of the Plan.

13.	Notwithstanding the provisions of paragraph 3 of this Agreement, in the event of a Change of Control of the Company (as defined in the Plan), if the Participant has in effect an employment, retention, change of control, severance or similar agreement with the Company or any Affiliate that discusses the effect of a Change of Control on the vesting of such Participant’s Awards, then such agreement shall control the vesting of this Award upon the occurrence of a Change of Control. In all other cases, upon a Change of Control, this Award, if the Participant is then employed by the Company or an Affiliate, shall be exercisable in full. Further, upon a Change of Control of the Company, the Committee may, in its discretion, cancel this Award effective on the date of the Change of Control in exchange for a cash payment to the Participant (or other holder thereof) in an amount equal to the number of Options or SARs that have not been exercised multiplied by the excess of the Fair Market Value per Share on the date of the Change of Control over the Exercise Price.

This Agreement, and any documents expressly incorporated herein, contain all of the provisions applicable to the Award and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Participant.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by one of its duly authorized officers as of the date of Grant.

JOHNSON CONTROLS, INC.

Jerome D. Okarma
Vice President, Secretary and General Counsel